Exhibit 99.7

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions in Part 1 of Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operation) previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 of WPS Resources. All other sections of Item 2 are unchanged.

Item 2.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION - WPS RESOURCES

WPS Resources is a holding company that is exempt from the Public Utility Holding Company Act of 1935. Our wholly owned subsidiaries include two regulated utilities, WPSC (which is an operating entity as well as a holding company exempt from the Public Utility Holding Company Act of 1935) and UPPCO. Another wholly owned subsidiary, WPS Resources Capital Corporation, is a holding company for our nonregulated businesses, including ESI and PDI.

Strategic Overview

The focal point of WPS Resources' business plan is the creation of long-term value for our shareholders (through growth, operational excellence, and asset management) and the continued emphasis on reliable, competitively priced, and environmentally sound energy services for our customers. We are seeking a balanced portfolio of utility and nonregulated growth, but we are placing emphasis on regulated growth. A discussion of the essential components of our business plan is set forth below:

Maintain a Strong Utility Base - As discussed above, we are focusing on growth in our utility operations. A strong utility base is important in order to maintain quality credit ratings, which are critical to our success. In 2004, WPSC signed power sales contracts with Consolidated Water Power through December 31, 2017, and Wisconsin Public Power Inc. through April 30, 2021, in order to bolster growth beyond the normal utility growth rate. WPSC is also expanding its generation fleet in order to meet growing electric demand and ensure the continued reliability of energy services. Construction is in-process on the 500-megawatt coal-fired Weston 4 base-load power plant near Wausau, Wisconsin, and WPSC continues to pursue plans to construct a jointly owned 500-megawatt base-load electric plant with Wisconsin Power and Light Company.

Integrate Resources to Provide Operational Excellence - WPS Resources is committed to integrating the resources of its business units (in accordance with any applicable regulatory restrictions) by leveraging their individual capabilities and expertise across the company. This strategy is most evident at our nonregulated subsidiaries, where we have restructured the management of our two primary nonregulated subsidiaries (ESI and PDI). Currently, we have one executive management team overseeing the operations of all of our nonregulated businesses. ESI also continues to optimize the value of PDI's merchant generation fleet and reduce the market price risk while extracting additional value from these plants, through the use of various financial and physical instruments (such as forwards, futures, options, and swaps), which has provided more predictable revenues and margin.

Strategically Grow Nonregulated Businesses - ESI looks to grow its electric and natural gas business, targeting growth in the northeastern United States and adjacent portions of Canada (through strategic acquisitions, market penetration of existing businesses, and new product offerings), which is where ESI has the most market expertise. PDI focuses on optimizing the operational efficiency of its existing portfolio of assets and pursues compatible power development projects and the acquisition of generation assets that "fit" in well with ESI's customer base and market expertise. The acquisition of Advantage Energy in July 2004 provided ESI with enhanced opportunities to compete in the New York market and had a positive impact on ESI's margin in the first quarter of 2005.

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Place Strong Emphasis on Asset Management - Our asset management strategy calls for the continuing disposition and acquisition of assets in a manner that enhances our earnings capability. The acquisition portion of this strategy calls for the acquisition of assets that compliment our existing businesses and strategy, such as Advantage Energy. Another portion of the strategy calls for the disposition of assets, including plants and entire business units, which are no longer required for operations. We continue to be committed to the sale of Sunbury and expect to have a completed sale in 2005. We are also continuing to pursue the sale of Kewaunee to a subsidiary of Dominion Resources. We continue to evaluate alternatives for the sale of the balance of our identified excess real-estate holdings. For an update on the sale of Sunbury, see Note 4, "Assets Held for Sale," to Condensed Notes to Financial Statements.

Business Operations

Our regulated and nonregulated businesses have distinct competencies and business strategies, offer differing products and services, experience a wide array of risks and challenges and are viewed uniquely by management. The Management's Discussion and Analysis of Financial Condition and Results of Operations - Introduction - WPS Resources appearing in the 2004 Form 10-K included a discussion of these topics. There have not been significant changes to the content of the matters discussed in the above referenced section of the 2004 Form 10-K; however, certain tables have been updated and included below to reflect current information. These tables should be read in conjunction with the discussion appearing in the Management's Discussion and Analysis of Financial Condition and Results of Operations - Introduction - WPS Resources appearing in the 2004 Form 10-K.

The table below discloses future natural gas and electric sales volumes under contract at ESI as of March 31, 2005. Contracts are generally one to three years in duration. ESI expects that its ultimate sales volumes in 2005 and beyond will exceed the volumes shown in the table below as it continues to seek growth opportunities and existing customers who do not have long-term contracts continue to buy their short-term requirements from ESI.
Forward Contracted Volumes at 3/31/05 (1)	April 1, 2005 through March 31, 2006	April 1, 2006 through March 31, 2009

Wholesale sales volumes - billion cubic feet	111.7	8.4
Retail sales volumes - billion cubic feet	155.6	38.1
Total natural gas sales volumes	267.3	46.5

Wholesale sales volumes - million kilowatt-hours	7,467	3,007
Retail sales volumes - million kilowatt-hours	3,863	1,828
Total electric sales volumes	11,330	4,835

(1) This table represents physical sales contracts for natural gas and electric power for delivery or settlement in future periods. Management has no reason to believe that gross margins that will be generated by the contracts included above will vary significantly from those experienced historically.

For comparative purposes, future natural gas and electric sales volumes under contract at March 31, 2004, are shown below. Actual electric and natural gas sales volumes for the three months ended March 31, 2005, and 2004 are disclosed within Results of Operations - WPS Resources, ESI Segment Operations below.

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Forward Contracted Volumes at 3/31/04 (1)	April 1, 2004 through March 31, 2005	April 1, 2005 through March 31, 2008

Wholesale sales volumes - billion cubic feet	84.1	12.7
Retail sales volumes - billion cubic feet	166.2	46.4
Total natural gas sales volumes	250.3	59.1

Wholesale sales volumes - million kilowatt-hours	4,481	1,360
Retail sales volumes - million kilowatt-hours	5,000	2,886
Total electric sales volumes	9,481	4,246

(1) This table represents physical sales contracts for natural gas and electric power for delivery or settlement in future periods. Management has no reason to believe that gross margins that will be generated by these contracts will vary significantly from those experienced historically.

The table below summarizes ESI's wholesale counterparty credit exposure, categorized by maturity date, as of March 31, 2005. At March 31, 2005, ESI did not have net exposure with any single counterparty that was more than 10% of total exposure.
Counterparty Rating (Millions) (1)	Exposure (2)	Exposure Less Than 1 Year	Exposure 1 to 3 Years	Exposure 4 to 5 years

Investment grade - regulated utility	$ 26.9	$ 8.7	$18.2	$ -
Investment grade - other	93.7	73.7	19.1	0.9

Non-investment grade - regulated utility	0.1	0.1	-	-
Non-investment grade - other	8.5	8.5	-	-

Non-rated - regulated utility (3)	10.9	6.5	4.4	-
Non-rated - other (3)	36.9	29.6	6.8	0.5

Total Exposure	$177.0	$127.1	$48.5	$1.4

(1) The investment and non-investment grade categories are determined by publicly available credit ratings of the counterparty or the rating of any guarantor, whichever is higher. Investment grade counterparties are those with a senior unsecured Moody's rating of Baa3 or above or a Standard & Poor's rating of BBB- or above.

(2) Exposure considers netting of accounts receivable and accounts payable where netting agreements are in place as well as netting mark-to-market exposure. Exposure is before consideration of collateral from counterparties. Collateral, in the form of cash and letters of credit, received from counterparties totaled $6.5 million at March 31, 2005, all from non-rated counterparties.

(3) Non-rated counterparties include stand-alone companies, as well as unrated subsidiaries of rated companies without parental credit support. These counterparties are subject to an internal credit review process.

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RESULTS OF OPERATIONS - WPS RESOURCES

First Quarter 2005 Compared with First Quarter 2004

WPS Resources Overview

WPS Resources' results of operations for the three months ended March 31 are shown in the following table:
WPS Resources' Results (Millions, except share amounts)	2005	2004	Change

Consolidated operating revenues	$1,486.9	$1,387.0	7.2%
Income available for common shareholders	$65.9	$42.6	54.7%
Basic earnings per share	$1.74	$1.15	51.3%
Diluted earnings per share	$1.73	$1.14	51.8%

The $99.9 million increase in consolidated operating revenues for the quarter ended March 31, 2005, compared to the same quarter in 2004, was largely driven by a $58.3 million (6.0%) increase in revenue at ESI and a $21.1 million (9.5%) increase in electric utility revenue. Higher revenue at ESI was driven by an increase in natural gas prices and continued expansion of the Canadian natural gas business. Electric utility revenue increased primarily due to an authorized retail electric rate increase. Revenue changes by reportable segment are discussed in more detail below.

Income available for common shareholders was $65.9 million ($1.74 basic earnings per share) for the quarter ended March 31, 2005, compared to $42.6 million ($1.15 basic earnings per share) for the same quarter in 2004. Significant factors impacting the change in earnings and earnings per share are as follows (and are discussed in more detail below).
  Approved rate increases favorably impacted electric and natural gas margin at the utilities.
  A change in sales mix negatively impacted the electric utility margin.
  ESI's electric margin decreased, driven by a decrease in the margin contributed by portfolio optimization strategies and a decrease in margin from retail electric operations in Michigan.
  ESI's natural gas margin increased, driven by improved results from retail natural gas operations in Ohio, partially offset by the timing of income recognition related to the 2005/2006 natural gas storage cycle.
  PDI's earnings increased, primarily as a result of improved margins and an increase in the benefit recognized from Section 29 federal tax credits.
  Consolidated operating and maintenance expenses increased, primarily due to an increase in transmission costs at WPSC.
  Earnings from our investment in ATC increased for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004.

Overview of Utility Operations

Utility operations include the electric utility segment, consisting of the electric operations of WPSC and UPPCO, and the gas utility segment consisting of the natural gas operations of WPSC. Income available for common shareholders attributable to the electric utility segment was $23.5 million for the quarter ended March 31, 2005, compared to $18.2 million for the quarter ended March 31, 2004. Income available for common shareholders attributable to the gas utility segment was $14.0 million for the quarter ended March 31, 2005, compared to $13.6 million for the quarter ended March 31, 2004.

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Electric Utility Segment Operations
WPS Resources' Electric Utility	Three Months Ended March 31,
Segment Results (Millions)	2005	2004	Change

Revenue	$244.0	$222.9	9.5%
Fuel and purchased power costs	80.7	72.6	11.2%
Margin	$163.3	$150.3	8.7%

Sales in kilowatt-hours	3,680.4	3,636.4	1.2%

Electric utility revenue increased $21.1 million (9.5%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. Electric utility revenue increased largely due to an authorized electric rate increase for WPSC's Wisconsin retail customers. On December 21, 2004, the PSCW approved a retail electric rate increase of $60.7 million (8.6%), effective January 1, 2005. The rate increase was required primarily to recover increased costs related to fuel and purchased power, costs related to the construction of the Weston 4 base-load generation facility, and benefit costs. An overall increase of 1.9% in WPSC's electric sales volumes, primarily from new power sales agreements that were entered into with several wholesale customers, also had a positive impact on revenue.

The electric utility margin increased $13.0 million (8.7%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The majority of this increase can be attributed to a $13.3 million (9.7%) increase in WPSC's electric margin, which was largely driven by the retail electric rate increase discussed above. The electric utility margin was negatively impacted by a change in sales mix, which partially offset the positive effect of the rate increase. While higher sales volumes to WPSC's wholesale customers had a positive impact on margin, this was more than offset by a 2.4% decrease in sales volumes to higher margin residential, and commercial and industrial customers. The decrease in sales volumes to these customers reflects warmer weather during the heating season for the quarter ended March 31, 2005, compared to the same period in the prior year. In addition, we believe electric customers may be taking additional steps to conserve energy usage as a result of rising energy costs.

The quantity of power purchased by WPSC during the quarter ended March 31, 2005, increased 46.7% compared to the same quarter in 2004, and fuel and purchased power costs were approximately 18% higher on a per-unit basis. The increase in the quantity of power purchased was largely due to an unscheduled outage at Kewaunee, which began in February 2005. This unit is expected to return to service by the end of May 2005. The unscheduled outage has not had a significant impact on the electric utility margin as the PSCW approved deferral of unanticipated fuel and purchased power costs directly related to the outage ($14.7 million of fuel and purchased power costs were deferred in the first quarter of 2005). Excluding the Kewaunee deferral, fuel and purchased power costs increased $8.1 million for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, primarily related to the higher per-unit cost of fuel and purchased power. The higher costs were anticipated in the 2005 rate case and included in the approved 2005 rates and, therefore, did not have a negative impact on margin.

The PSCW allows WPSC to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs exceed plus or minus 2% from approved levels on an annualized basis. At March 31, 2005, WPSC was experiencing actual fuel and purchased power costs that were more than 2% lower than the currently approved level (excluding the impact of the Kewaunee outage). As a result, the PSCW reopened WPSC's 2005 rate case on April 14, 2005. Revenue collected after that date is subject to refund pending a review of projected fuel costs for 2005. Rates will be adjusted downward for the balance of the year if projected costs are deemed to be less than the amount allowed in the 2005 rate case.

Electric utility earnings increased $5.3 million (29.1%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, largely driven by the higher margin realized by WPSC for current rate recovery for certain costs that will be incurred in the latter half of 2005. This timing difference had a

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positive impact on earnings for the first quarter of 2005, but will negatively impact earnings later in the year. Higher operating and maintenance expenses partially offset the increase in electric utility earnings.

Gas Utility Segment Operations
WPS Resources'	Three Months Ended March 31,
Gas Utility Segment Results (Millions)	2005	2004	Change

Revenue	$174.6	$173.6	0.6%
Purchased natural gas costs	128.3	128.3	-%
Margin	$ 46.3	$ 45.3	2.2%

Throughput in therms	308.7	316.9	(2.6%)

Gas utility revenue increased $1.0 million (0.6%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The PSCW issued a final order authorizing a natural gas rate increase of $5.6 million (1.1%), effective January 1, 2005. The rate increase was primarily driven by higher benefit costs and the cost of distribution system improvements. Natural gas prices also increased 7.3% (on a per unit basis) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. Following regulatory practice, WPSC passes changes in the total cost of natural gas on to customers through a purchased gas adjustment clause, as allowed by the PSCW and the MPSC. The increased revenue attributed to the rate increase and higher natural gas prices was partially offset by an overall 2.6% decrease in natural gas throughput volumes that was partially driven by warmer weather during the first quarter of 2005, compared to the first quarter of 2004. In addition, we believe natural gas customers may be taking additional steps to conserve natural gas usage as a result of higher natural gas costs.

The natural gas utility margin increased $1.0 million (2.2%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The higher natural gas utility margin is largely due to the rate increase mentioned above, partially offset by the decrease in overall natural gas throughput volumes.

The higher margin contributed to a $0.4 million (2.9%) increase in gas utility earnings for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004.

Overview of Nonregulated Operations

Nonregulated operations consist of natural gas, electric, and other sales at ESI, a diversified energy supply and services company, and the operations of PDI, an electric generation company. ESI and PDI are both reportable segments.

Income available for common shareholders attributable to ESI was $11.7 million for the quarter ended March 31, 2005, compared to $12.1 million for the same quarter in 2004. The $0.4 million decrease in earnings at ESI is primarily the result of the overall margin changes discussed below.

Income available for common shareholders attributable to PDI was $16.5 million for the quarter ended March 31, 2005, compared to a $1.0 million net loss for the same quarter in 2004. The $17.5 million increase in earnings at PDI was largely due to improved margins and a decrease in the effective tax rate.

ESI's Segment Operations

Total segment revenues at ESI were $1,034.4 million for the quarter ended March 31, 2005, compared to $976.1 million for the same quarter in 2004. The total margin at ESI was $33.8 million for the quarter ended March 31, 2005, compared to $34.1 million for the quarter ended March 31, 2004. ESI's nonregulated natural gas and electric operations are the primary contributors to revenues and margins and are discussed below.

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ESI's Natural Gas Results	Three Months Ended March 31,
(Millions, except sales volumes)	2005	2004	Change

Nonregulated natural gas revenue	$923.7	$835.5	10.6%
Nonregulated natural gas cost of sales	903.6	817.7	10.5%
Margin	$ 20.1	$ 17.8	12.9%

Wholesale sales in billion cubic feet (1)	58.3	73.1	(20.3%)
Retail sales in billion cubic feet (1)	90.4	88.0	2.7%

(1) Represents gross physical volumes.

Natural gas revenue increased $88.2 million (10.6%), driven by higher natural gas prices and continued expansion of our Canadian natural gas business.

The natural gas margin at ESI increased $2.3 million (12.9%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The margin related to retail natural gas operations increased $6.6 million, largely due to improved management of supply for Ohio retail and commercial customers, and higher sales volumes related to the addition of new customers in Ohio. The margin related to wholesale natural gas operations decreased $4.3 million, driven primarily by a $3.2 million decrease in margin related to the natural gas storage cycle and a decrease in margin from other structured wholesale natural gas transactions (primarily related to the timing of gain recognition on these transactions pursuant to generally accepted accounting principles). For the quarter ended March 31, 2005, the natural gas storage cycle had a $2.2 million negative impact on margin, compared with a $1.0 million positive impact on margin for the same period in 2004. At March 31, 2005, there was a $2.8 million difference between the market value of natural gas in storage and the market value of future sales contracts (net unrealized loss), related to the 2005/2006 natural gas storage cycle. The difference between the market value of natural gas in storage and the market value of future sales contracts related to the 2005/2006 storage cycle is expected to vary with market conditions, but will reverse entirely when all of the natural gas is withdrawn from storage.
ESI's Electric Results	Three Months Ended March 31,
(Millions)	2005	2004	Change

Nonregulated electric revenue	$110.0	$140.0	(21.4%)
Nonregulated electric cost of sales	97.0	124.3	(22.0%)
Margin	$ 13.0	$ 15.7	(17.2%)

Wholesale sales volumes in kilowatt-hours (1)	434.1	1,167.0	(62.8%)
Retail sales volumes in kilowatt-hours (1)	1,753.1	1,613.1	8.7%

(1) Represents gross physical volumes.

Electric revenue decreased $30.0 million (21.4%), driven by a decrease in wholesale electric volumes related to ESI's participation in the New Jersey Basic Generation Services Program ending on May 31, 2004 and fewer physical wholesale transaction opportunities. Retail electric revenue increased slightly due to the acquisition of Advantage Energy on July 1, 2004, but this increase was largely offset by lower revenue from retail electric operations in Michigan.

ESI's electric margin decreased $2.7 million (17.2%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The margin attributed to wholesale electric operations decreased $1.4 million, driven primarily by a decrease in the margin contributed by portfolio optimization strategies. Period-by-period variability in the margin contributed by these activities is expected due to constantly changing market conditions. The retail electric margin decreased $1.3 million for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, primarily related to a $3.1 million decrease in margin from retail electric operations in Michigan. Higher transmission-related charges resulting from the Seams Elimination Charge Adjustment, which was implemented on December 1, 2004,

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as ordered by the FERC, have negatively impacted the margin from retail electric operations in Michigan. In addition, tariff changes granted to the regulated utilities in Michigan in 2004, coupled with high wholesale energy prices, have significantly lowered the savings customers can obtain from contracting with non-utility suppliers. The tariff changes enable Michigan utilities to charge a fee to electric customers choosing non-utility suppliers in order to recover certain stranded costs. ESI has experienced some customer attrition as a result of the tariff changes and higher wholesale prices, which has negatively impacted its margin. The lower retail electric margin was partially offset by positive operating results from Advantage Energy.

PDI's Segment Operations
PDI's Operating Results	Three Months Ended March 31,
(Millions)	2005	2004	Change

Nonregulated other revenues	$52.4	$32.4	61.7%
Nonregulated other cost of sales	28.5	25.7	10.9%
Margins	$23.9	$ 6.7	256.7%

PDI's revenue increased $20.0 million (61.7%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. An $11.1 million increase in revenue at Sunbury was primarily the result of the expiration of a fixed price outtake contract on December 31, 2004, since current market prices are significantly higher than the fixed price received under that contract. A combined $4.4 million increase in revenue was experienced at PDI's Stoneman generation facility in Wisconsin and its steam boiler in Oregon. A $2.8 million mark-to-market gain on derivative instruments utilized to protect the value of a portion of PDI's Section 29 tax credits also contributed to the higher revenue. The remaining increase in revenue at PDI was driven by higher energy prices. Revenue from the Stoneman generation facility increased as a result of a two-year power sales agreement that was entered into in the second quarter of 2004. The increase in revenue at the steam boiler in Oregon was driven by higher demand for energy from the counterparty to an energy agreement at this facility and an increase in the price of energy sold.

PDI, through a subsidiary, is part owner of a synthetic fuel producing facility that generates Section 29 tax credits. The Section 29 tax credits are subject to phase out if domestic crude oil prices reach specified levels. To manage exposure to the risk that an increase in oil prices could reduce the recognizable amount of 2005, 2006, and 2007 Section 29 tax credits, PDI entered into a series of derivative contracts covering a specified number of barrels of oil. These derivatives were entered into in March and April 2005 and mitigate approximately 95%, 60%, and 40% of the Section 29 tax credit exposure related to rising oil prices in 2005, 2006, and 2007, respectively. The derivative contracts involve purchased and written call options that provide for net cash settlement at expiration based on the average New York Mercantile Exchange (NYMEX) trading price of oil in relation to the strike price of each option. The derivative contracts have not been designated as hedging instruments and, as a result, changes in the fair value of the options are recorded currently in earnings. Furthermore, the timing of recognizing changes in the fair value of these options likely will not correspond with the timing of when Section 29 tax credits are, or would have been, recognized.

PDI's margin for the quarter ended March 31, 2005, increased $17.2 million (256.7%), compared to the quarter ended March 31, 2004. Sunbury's margin improved $11.5 million due primarily to the expiration of a fixed price outtake contract on December 31, 2004, and improved operations. Current market prices are significantly higher than the fixed price received under that contract. Mark-to-market gains on the derivative instruments (discussed above) resulted in a $2.8 million increase in margin. Operations at the Niagara generation facility in New York, the Westwood generation facility in Pennsylvania, and the Stoneman generation facility in Wisconsin resulted in a combined margin improvement of $2.0 million. Higher contracted selling prices benefited both the Niagara and Westwood facilities. The Niagara facility was also able to reduce the per ton cost of coal utilized in its generation process by utilizing a higher percentage of tire-derived fuel in the first quarter of 2005, compared to the same period in 2004. The margin at the Stoneman facility increased as a result of the new power sales agreement entered into in the second quarter of 2004.

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Overview of Holding Company and Other Segment Operations

Holding Company and Other operations include the operations of WPS Resources and WPS Resources Capital as holding companies and the nonutility activities of WPSC and UPPCO. Holding Company and Other operations experienced earnings of $0.2 million during the quarter ended March 31, 2005, compared to a loss of $0.3 million during the quarter ended March 31, 2004. This favorable variance can be attributed to an increase in equity earnings from ATC and $1.5 million of deferred financing costs that were written off in the first quarter of 2004. Pre-tax equity earnings from ATC were $5.2 million for the quarter ended March 31, 2005, compared to $3.7 million for the quarter ended March 31, 2004. These increases were partially offset by increased interest expense on short-term debt and lower equity earnings from Wisconsin River Power Company, resulting from fewer land sales.

Operating Expenses
	Three Months Ended March 31,
WPS Resources' Operating Expenses (Millions)	2005	2004	Change

Operating and maintenance expense	$133.3	$131.5	1.4%
Depreciation and decommissioning expense	29.2	25.7	13.6%
Taxes other than income	12.0	11.8	1.7%

Operating and Maintenance Expense

Operating and maintenance expenses increased $1.8 million (1.4%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. Utility operating and maintenance expenses increased $3.1 million, largely due to a $2.7 million increase in WPSC's electric transmission costs. The current unplanned outage at Kewaunee did not significantly impact the quarter-over-quarter change in operating and maintenance expenses as the PSCW approved the deferral of incremental operating and maintenance expenses that were incurred as a direct result of the unplanned outage. Operating and maintenance costs of $1.1 million have been deferred in the first quarter of 2005 related to this outage. Operating expenses at PDI were down $0.8 million (6.0%), due primarily to repair and maintenance expenses incurred in the first quarter of 2004 in conjunction with the unplanned outage at the Beaver Falls generation facility.

Depreciation and Decommissioning Expense

Depreciation and decommissioning expense increased $3.5 million (13.6%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, largely due to an increase of $3.2 million (14.6%) at WPSC as a result of continued capital investment and increased earnings on decommissioning trust assets. Earnings on decommissioning trust assets are substantially offset by depreciation expense pursuant to regulatory practice (see the detailed discussion in "Miscellaneous Income" below).

Other Income (Expense)
	Three Months Ended March 31,
WPS Resources' Other Income (Expense) (Millions)	2005	2004	Change

Miscellaneous income	$ 7.7	$ 4.8	60.4%
Interest expense	(16.2)	(14.9)	8.7%
Minority interest	1.0	-	100.0%
Other expense	$ (7.5)	$(10.1)	(25.7%)

Miscellaneous Income

Miscellaneous income increased $2.9 million for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004. The increase in miscellaneous income is partially due to a $1.7 million

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increase in earnings on decommissioning trust assets. Pursuant to regulatory practice, earnings on decommissioning trust assets are substantially offset by depreciation expense. An increase of $1.5 million in equity earnings from our investments in ATC and a $1.5 million write-off in the first quarter of 2004 of previously deferred financing costs associated with the redemption of our trust preferred securities also contributed to the increase in miscellaneous income. Partially offsetting the above increases were a $1.0 million decrease in equity earnings from Wisconsin River Power Company and a $1.0 million increase in the loss recognized by PDI from its investment in a synthetic fuel production facility. The increased loss is the result of more production being allocated to PDI's subsidiary (ECO Coal Pelletization #12 LLC) in the first quarter of 2005, versus the first quarter of 2004, from its investment in a synthetic fuel production facility.

Interest Expense

Interest expense increased $1.3 million (8.7%) for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, primarily related to an increase in the level of debt outstanding. Debt levels have increased primarily due to recent capital expenditures (including the Weston 4 base-load plant) and funding of costs related to the Wausau, Wisconsin, to Duluth, Minnesota transmission line.

Minority Interest

The increase in minority interest is related to the fact that the minority owner of PDI's subsidiary, ECO Coal Pelletization #12 LLC, was not allocated any production from the synthetic fuel facility for the quarter ended March 31, 2004.

Provision for Income Taxes

The effective tax rate was 21.9% for the quarter ended March 31, 2005, compared to 24.5% for the quarter ended March 31, 2004. Generally accepted accounting principles require our year-to-date interim effective tax rate to reflect our projected annual effective tax rate. As a result, we estimate the effective tax rate for the year, and based upon year-to-date pre-tax earnings, record tax expense for the period to reflect the projected annual effective tax rate. Therefore, although Section 29 federal tax credits are produced approximately ratably throughout the year, the amount of credits reflected in the tax provision for the quarter ended March 31, 2005, is based upon the projected annual effective tax rate and year-to-date pre-tax earnings.

Our ownership interest in the synthetic fuel operation resulted in recognizing the tax benefit of Section 29 federal tax credits totaling $12.8 million for the quarter ended March 31, 2005, and $6.8 million for the quarter ended March 31, 2004. The increase in Section 29 federal tax credits recognized reflects the decrease in the projected annual effective tax rate and our estimate that actual pre-tax earnings for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, comprise a larger percentage of projected annual pre-tax earnings. For the year ended December 31, 2005, we expect to recognize the benefit of Section 29 federal tax credits totaling approximately $24 million.

LIQUIDITY AND CAPITAL RESOURCES - WPS RESOURCES

We believe that our cash balances, liquid assets, operating cash flows, access to equity capital markets, and borrowing capacity made available because of strong credit ratings, when taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to expansion of existing businesses and development of new projects. However, our operating cash flow and access to capital markets can be impacted by macroeconomic factors outside of our control. In addition, our borrowing costs can be impacted by short- and long-term debt ratings assigned by independent rating agencies. Currently, we believe our credit ratings are among the best in the energy industry (see the Financing Cash Flows, Credit Ratings section below).

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Operating Cash Flows

During the quarter ended March 31, 2005, net cash provided by operating activities was $169.6 million, compared with $198.8 million in the quarter ended March 31, 2004. The decrease was driven by changes in working capital, mostly at ESI. Lower wholesale sales volumes at ESI in the fourth quarter of 2004, compared to the fourth quarter of 2003, resulted in lower receivable balances to be collected in the first quarter of 2005, compared to the first quarter of 2004. In addition, more favorable natural gas storage opportunities in the first quarter of 2005 resulted in higher inventory levels for ESI at March 31, 2005, compared to March 31, 2004

Investing Cash Flows

Net cash used for investing activities was $76.4 million during the quarter ended March 31, 2005, compared to $42.5 million in the quarter ended March 31, 2004. The increase is primarily due to a $19.1 million increase in capital expenditures, mainly at WPSC, and a $7.0 million increase in equity investments and other acquisitions, driven by additional investment in ATC.

During the first quarter of 2005, WPS Resources invested $12.1 million in ATC, compared to $4.5 million in the first quarter of 2004. This increased WPS Resources' consolidated ownership interest in ATC to 24.7%. WPS Resources contributed $4.4 million of capital to ECO Coal Pelletization #12 in the first quarter of 2005 compared to $5.0 million in the first quarter of 2004.

Capital Expenditures

Capital expenditures by business segment for the quarter ended March 31 are as follows:

(Millions)	2005	2004

Electric utility	$53.0	$30.2
Gas utility	5.3	9.6
ESI	0.3	0.5
PDI	1.4	0.8
Other	0.2	-
WPS Resources Consolidated	$60.2	$41.1

The increase in capital expenditures at the electric utility for the quarter ended March 31, 2005, as compared to the same period in 2004, is mainly due to higher capital expenditures associated with the construction of Weston 4. Gas utility capital expenditures decreased primarily due to the decrease in activity related to the automated meter reading project.

Dairyland Power Cooperative has confirmed its intent to purchase an interest in Weston 4, subject to a number of conditions. If the purchase is completed, then the expenditures made by WPSC for Weston 4 would be reduced by 30 percent. The agreement with Dairyland Power Cooperative is part of our continuing plan to provide least-cost, reliable energy for the increasing electric demand of our customers.

Financing Cash Flows

Net cash used for financing activities was $84.1 million during the quarter ended March 31, 2005, compared to $145.6 million in the quarter ended March 31, 2004. The $61.5 million decrease is attributed to the repayment of long-term debt in 2004, using the proceeds from a 2003 issuance of common stock at WPS Resources and sale of long-term debt at WPSC. The decrease is partially offset by increased repayments of commercial paper in 2005.

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Significant Financing Activities

WPS Resources had $202.9 million in outstanding commercial paper borrowings at March 31, 2005, compared to no outstanding commercial paper borrowings at March 31, 2004. WPS Resources had other outstanding short-term debt of $12.7 million and $10.0 million as of March 31, 2005, and March 31, 2004, respectively.

In 2004 and 2005, we issued new shares of common stock under our Stock Investment Plan and under certain stock-based employee benefit and compensation plans. As a result of these plans, equity increased $12.2 million and $10.3 million in the quarter ended March 31, 2005, and the quarter ended March 31, 2004, respectively. WPS Resources did not repurchase any existing common stock in the quarter ended March 31, 2005, or in the quarter ended March 31, 2004.

On January 8, 2004, WPS Resources retired $50.0 million of its 7.0% trust preferred securities. As a result of this transaction, WPSR Capital Trust I, a Delaware business trust, was dissolved.

On January 19, 2004, WPSC retired $49.9 million of its 7.125% series first mortgage bonds. These bonds had an original maturity date of July 1, 2023.

Credit Ratings

WPS Resources and WPSC use internally generated funds and commercial paper borrowings to satisfy most of their capital requirements. WPS Resources also periodically issues long-term debt and common stock to reduce short-term debt, maintain desired capitalization ratios, and fund future growth. WPS Resources may seek nonrecourse financing for funding nonregulated acquisitions. WPS Resources' commercial paper borrowing program provides for working capital requirements of the nonregulated businesses and UPPCO. WPSC has its own commercial paper borrowing program. WPSC also periodically issues long-term debt, receives equity contributions from WPS Resources, and makes payments for return of capital to WPS Resources to reduce short-term debt, fund future growth, and maintain capitalization ratios as authorized by the PSCW. The specific forms of long-term financing, amounts, and timing depend on the availability of projects, market conditions, and other factors.

The current credit ratings for WPS Resources and WPSC are listed in the table below.

Credit Ratings	Standard & Poor's	Moody's
WPS Resources Senior unsecured debt Commercial paper Credit line syndication	A A-1 -	A1 P-1 A1
WPSC Bonds Preferred stock Commercial paper Credit line syndication	A+ A- A-1 -	Aa2 A2 P-1 Aa3

In January 2005, Standard & Poor's downgraded its ratings for WPSC one ratings level and established a negative outlook. At the same time, Standard & Poor's affirmed WPS Resources' ratings but changed the outlook from stable to negative. In taking these actions, Standard & Poor's cited WPSC's substantial capital spending program and the risk profile of WPS Resources' nonregulated businesses.

We believe these ratings continue to be among the best in the energy industry and allow us to access commercial paper and long-term debt markets on favorable terms. Credit ratings are not recommendations to buy, are subject to change, and each rating should be evaluated independently of any other rating.

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Rating agencies use a number of both quantitative and qualitative measures in determining a company's credit rating. These measures include, but are not limited to, business risk, liquidity risk, competitive position, capital mix, financial condition, predictability of cash flows, management strength, and future direction. Some of the quantitative measures can be analyzed through a few key financial ratios, while the qualitative ones are more subjective.

WPS Resources and WPSC hold credit lines to back 100% of their commercial paper borrowing and letters of credit. These credit facilities are based on a credit rating of A-1/P-1 for WPS Resources' commercial paper and A-1/P-1 for WPSC's commercial paper. A significant decrease in the commercial paper credit ratings could adversely affect the companies by increasing the interest rates at which they can borrow and potentially limiting the availability of funds to the companies through the commercial paper market. A restriction in the companies' ability to use commercial paper borrowing to meet their working capital needs would require them to secure funds through alternate sources resulting in higher interest expense, higher credit line fees, and a potential delay in the availability of funds.

ESI maintains underlying agreements to support its electric and natural gas trading operations. In the event of a deterioration of WPS Resources' credit rating, many of these agreements allow the counterparty to demand additional assurance of payment. This provision could pertain to existing business, new business, or both with the counterparty. The additional assurance requirements could be met with letters of credit, surety bonds, or cash deposits and would likely result in WPS Resources being required to maintain increased bank lines of credit or incur additional expenses, and could restrict the amount of business ESI can conduct.

ESI uses the NYMEX and over-the-counter financial markets to hedge its exposure to physical customer obligations. These hedges are closely correlated to the customer contracts, but price movements on the hedge contracts may require financial backing. Certain movements in price for contracts through the NYMEX exchange require posting of cash deposits equal to the market move. For the over-the-counter market, the underlying contract may allow the counterparty to require additional collateral to cover the net financial differential between the original contract price and the current forward market. Increased requirements related to market price changes usually result in a temporary liquidity need that will unwind as the sales contracts are fulfilled.

Future Capital Requirements and Resources

Contractual Obligations

The following table summarizes the contractual obligations of WPS Resources, including its subsidiaries.

		Payments Due By Period
Contractual Obligations As of March 31, 2005 (Millions)	Total Amounts Committed	Less Than 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years

Long-term debt principal and interest payments	$1,302.7	$ 45.0	$ 118.8	$269.7	$ 869.2
Operating leases	18.5	3.3	4.7	3.8	6.7
Commodity purchase obligations	4,026.4	2,253.8	1,013.5	275.2	483.9
Purchase orders	566.6	366.6	170.5	29.5	-
Capital contributions to equity method investment	170.0	47.3	97.5	25.2	-
Other	407.1	29.2	96.8	31.8	249.3
Total contractual cash obligations	$6,491.3	$2,745.2	$1,501.8	$635.2	$1,609.1

Long-term debt principal and interest payments represent bonds issued, notes issued, and loans made to WPS Resources and its subsidiaries. We record all principal obligations on the balance sheet. Commodity purchase obligations represent mainly commodity purchase contracts of WPS Resources and

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its subsidiaries. Energy supply contracts at ESI included as part of commodity purchase obligations are generally entered into to meet obligations to deliver energy to customers. WPSC and UPPCO expect to recover the costs of their contracts in future customer rates. Purchase orders include obligations related to normal business operations and large construction obligations, including 100% of Weston 4 obligations even though we expect 30% of these costs to be paid by Dairyland Power Cooperative after certain conditions are met. Capital contributions to equity method investment include our commitment to fund a portion of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line. Other mainly represents expected pension and postretirement funding obligations.

Capital Requirements

WPSC makes large investments in capital assets. Net construction expenditures are expected to be approximately $1.3 billion in the aggregate for the 2005 through 2007 period (upon the closing of the sale of Kewaunee, expenditures would decrease approximately $73.8 million during this period). The largest of these expenditures is for the construction of Weston 4, in which WPSC is expected to incur costs of $519 million between 2005 through 2007, assuming 100% ownership in 2005, and 70% ownership in 2006 and 2007 after the expected purchase of a 30% interest in Weston 4 by Dairyland Power Cooperative.

As part of its regulated utility operations, on September 26, 2003, WPSC submitted an application for a Certificate of Public Convenience and Necessity to the PSCW seeking approval to construct Weston 4, a 500-megawatt coal-fired generation facility near Wausau, Wisconsin. The facility is estimated to cost approximately $770 million (including the acquisition of coal trains). As of March 31, 2005, WPSC has incurred a total cost of $155.7 million related to this project. In addition, WPSC expects to incur additional construction costs through the date the plant goes into service of about $75 million to fund construction of the transmission facilities required to support Weston 4. ATC will reimburse WPSC for the construction costs of the interconnection and related carrying costs when Weston 4 becomes commercially operational which is expected to occur in June 2008.

On October 7, 2004, we received the final PSCW order granting authority to proceed with construction of Weston 4 contingent upon receipt of an air permit. The air permit was issued by the WDNR on October 19, 2004. We believe the air permit is one of the most stringent in the nation, which means that Weston 4 will be one of the cleanest plants of its kind in the United States. Construction began in October 2004. On November 15, 2004, a petition was filed with the WDNR contesting the air permit issued. On December 2, 2004, the WDNR granted the petition and forwarded the matter to the Division of Hearings and Appeals. Construction continues, and a contested case hearing in the matter is expected to be held in early August, 2005.

Other significant anticipated expenditures during this three-year period (2005 through 2007) include:
  mercury and pollution control projects - $188 million
  jointly owned 500-megawatt base-load plant - $65 million
  nuclear fuel - $43 million (if the sale of Kewaunee is not completed)
  corporate services infrastructures - $33 million

Other capital requirements for the three-year period include a potential contribution of $3.3 million to the Kewaunee decommissioning trust fund if the sale of Kewaunee is not completed.

On April 18, 2003, the PSCW approved WPSC's request to transfer its interest in the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to the ATC. WPS Resources committed to fund 50% of total project costs incurred up to $198 million, and receive additional equity in ATC. WPS Resources may terminate funding if the project extends beyond January 1, 2010. On December 19, 2003, WPSC and ATC received approval to continue the project with the new cost estimate of $420.3 million. The updated cost estimate reflects additional costs for the project resulting from time delays, added regulatory requirements, changes and additions to the project at the request of local governments, and ATC overhead costs. Completion of the line is expected in 2008. WPS Resources has the right, but not the

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obligation, to provide additional funding in excess of $198 million up to its portion of the revised cost estimate. For the period 2005 through 2008, we expect to make capital contributions of approximately $179 million for our portion of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line. The $179 million of capital contributions includes approximately $9 million of contributions made to the ATC in the first quarter of 2005. Our commitment to fund this transmission line could decrease up to 50% if another entity exercises its option to fund a portion of the project.

WPS Resources expects to provide additional capital contributions to ATC of approximately $36 million for the period 2005 through 2007 for other projects.

UPPCO is expected to incur construction expenditures of about $47 million in the aggregate for the period 2005 through 2007, primarily for electric distribution improvements and repairs and safety measures at hydroelectric facilities.

Capital expenditures identified at PDI for 2005 through 2007 are expected to be approximately $5 million.

Capital expenditures identified at ESI for 2005 through 2007 are expected to be approximately $9 million, largely due to the Advantage Energy acquisition and computer equipment related to business expansion and normal technology upgrades.

All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly from the estimates depending on a number of factors, including, but not limited to, industry restructuring, regulatory constraints, acquisition opportunities, market volatility, and economic trends. Other capital expenditures for WPS Resources and its subsidiaries for 2005 through 2007 could be significant depending on its success in pursuing development and acquisition opportunities. When appropriate, WPS Resources may seek nonrecourse financing for a portion of the cost of these acquisitions.

Capital Resources

As of March 31, 2005, both WPS Resources and WPSC were in compliance with all of the covenants under their lines of credit and other debt obligations.

For the period 2005 through 2007, WPS Resources plans to use internally generated funds net of forecasted dividend payments, cash proceeds from pending asset sales, and debt and equity financings to fund capital requirements. WPS Resources plans to maintain current debt to equity ratios at appropriate levels to support current ratings and corporate growth. Management believes WPS Resources has adequate financial flexibility and resources to meet its future needs.

WPS Resources has the ability to issue up to an additional $176.9 million of debt or equity under its currently effective shelf registration statement. WPS Resources filed a new shelf registration statement on April 29, 2005, that will replace the existing shelf and will authorize issuance of up to $450.0 million of debt and equity, which includes the existing $176.9 million. WPSC has the ability to issue up to an additional $375.0 million of debt under its currently effective shelf registration statements. The shelf registrations are subject to the ultimate terms and conditions to be determined prior to the actual issuance of specific securities.

WPS Resources and WPSC have 364-day credit line facilities for $400.0 million and $115.0 million, respectively. The credit lines are used to back 100% of WPS Resources' and WPSC's commercial paper borrowing programs and the majority of letters of credit for WPS Resources and WPSC. As of March 31, 2005, there was a total of $211.8 million and $20.2 million available under WPS Resources' and WPSC's credit lines, respectively.

In 2003, WPS Resources announced the planned sale of Sunbury, and WPSC announced the sale of its portion of Kewaunee. A portion of the proceeds related to the Sunbury sale may be used to retire the non-recourse debt related to the plant. A portion of the proceeds related to the Kewaunee sale will be

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used to retire debt at WPSC. The remainder of the proceeds from both the Sunbury and Kewaunee sales will be used by WPS Resources for investing activities and general corporate purposes of its subsidiaries, including reducing the amount of outstanding debt. For more information regarding the Kewaunee sale, see the discussion below. For an update on the sale of Sunbury, see Note 4, "Assets Held for Sale," to Condensed Notes to Financial Statements.

Other Future Considerations

Sunbury

WPS Resources made capital contributions of $1.0 million to Sunbury during the first quarter of 2005. In 2004, WPS Resources made capital contributions of $24.5 million to Sunbury (including $7.0 million in the first quarter of 2004). Contributions made in the first quarter of 2005 were necessary to meet certain working capital requirements. In 2004, WPS Resources' Board of Directors granted authorization to contribute up to $32.8 million of capital to Sunbury. At March 31, 2005, $7.3 million of the originally authorized amount remains available for contribution. Operating results for Sunbury are expected to improve in 2005, compared to 2004, primarily due to the expiration of a fixed price outtake contract on December 31, 2004 (this improvement is already apparent through a comparison of the financial results of Sunbury for the first quarter of 2005, compared to the first quarter of 2004). Based upon current cash flow projections for Sunbury, the authorized level of capital available to meet the cash flow needs of Sunbury is sufficient through 2005.

WPS Resources is continuing with its efforts to sell Sunbury and is currently involved in various phases of the sales process with interested parties. FASB Statement No. 144 requires a loss to be recognized if it is determined that the carrying value of Sunbury exceeds its fair value, net of selling expenses. At March 31, 2005, the carrying value of Sunbury was approximately $113 million, and this project carries approximately $66 million of project-financed debt. Based upon consideration of all information available, management determined that no adjustment to the carrying value of Sunbury was required in the first quarter of 2005. Although management cannot project the precise timetable or ultimate outcome, PDI is progressing with the sale process, and anticipates being able to complete the sale of Sunbury in 2005. For an update on the sale of Sunbury, see Note 4, "Assets Held for Sale," to Condensed Notes to Financial Statements.

Kewaunee

In 2003, WPSC entered into a definitive agreement to sell its 59% ownership interest in Kewaunee to a subsidiary of Dominion Resources, Inc. The other joint owner of Kewaunee, Wisconsin Power and Light Company, also agreed to sell its 41% ownership interest in Kewaunee to Dominion. All of the major regulatory approvals related to this transaction have been obtained, including a written approval that was received from the PSCW in April 2005. We do not expect to close on the sale of Kewaunee until it returns to service following the unplanned outage that began in February 2005 (see discussion below).

WPSC estimates that its share of the cash proceeds from the sale will approximate $130 million, subject to various closing adjustments, including any potential adjustments related to the current outage. In addition to the cash proceeds, WPSC will retain ownership of the assets contained in its non-qualified decommissioning trust, one of two funds that were established to cover the eventual decommissioning of Kewaunee. The pre-tax fair value of the non-qualified decommissioning trust's assets at March 31, 2005, was approximately $128 million. Dominion will assume responsibility for the eventual decommissioning of Kewaunee and will receive WPSC's qualified decommissioning trust assets that had a pre-tax fair value of approximately $243 million at March 31, 2005. WPSC has received approval from the PSCW for deferral of the gain or loss resulting from this transaction and related costs. Accordingly, the gain or loss on the sale of the plant assets and the related non-qualified decommissioning trust assets are expected to be returned to or recovered from customers under future rate orders. The major benefits of the sale for WPSC include shifting financial risk from utility customers and shareowners to Dominion, greater certainty of future costs, and the return of decommissioning funds to customers.

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On February 20, 2005, Kewaunee was temporarily removed from service after a potential design weakness was identified in its auxiliary feedwater system. Plant engineering staff identified the concern in conjunction with an inspection by the Nuclear Regulatory Commission and the unit was shut down in accordance with the plant license. Modifications are being made to resolve the issue and other issues that arose during the inspection, and it is anticipated that the unit will be back in service at 100% power by the end of May 2005. As approved by the PSCW, WPSC is deferring outage costs associated with incremental fuel, purchased power, and operating and maintenance costs. Under the formula rate mechanism, recovery of costs for our wholesale market-based rate customers generally follows the Wisconsin retail methodology.

Asset Management Strategy

WPS Resources is finalizing its sales strategy for the balance of its identified excess real estate holdings.

Regulatory

For a discussion of regulatory considerations, see Note 16, "Regulatory Environment."

Industry Restructuring

-Ohio-

The Ohio Legislature passed Senate Bill 3 in May 1999 instituting market-based rates, instituting competitive retail electric services, and establishing a market development period that began January 1, 2001, and was to end no later than December 31, 2005. During this market development period, ESI has contracted to be the supplier for approximately 100,000 residential, small commercial, and government facilities in the FirstEnergy service areas under the State of Ohio provisions for Opt-out Electric Aggregation Programs. At the end of the market development period, rates were supposed to be set at a market-based price. However, the Public Utilities Commission of Ohio, recognizing the competitive electric market has not developed as envisioned and fearing rate shock at the end of the market development period, requested the Ohio electric distribution utilities to file rate stabilization plans covering the 2006-2008 time period.

A Rate Stabilization Plan submitted by FirstEnergy would establish electric rates consumers would pay beginning in 2006, if a competitive bid auction ordered by the Public Utilities Commission of Ohio did not produce better benefits. The competitive bid process was conducted on December 8, 2004, and the Public Utilities Commission of Ohio rejected the auction price on the basis that it was inadequate in comparison to the FirstEnergy Rate Stabilization Plan. The Public Utilities Commission of Ohio intends to conduct a similar auction in 2005, believing the economy of the power market will improve, increasing the probability of an acceptable auction price.

Given the auction results, the FirstEnergy Rate Stabilization Plan will be implemented in 2006. ESI participated in recent case developments relative to the price to be paid by customers who return from competitive supply to default service during the Rate Stabilization Plan period. Because the FirstEnergy offering is priced lower than current market power prices, continued service by ESI beyond December 31, 2005, to customers of the existing aggregation programs will be dependent on a decrease in market power prices.

Meanwhile, on September 23, 2004, an Ohio House Bill was introduced, proposing change to the electric restructuring law. The bill proposes to give the Public Utilities Commission of Ohio explicit authority to implement rate stabilization plans, where it has been determined that there is insufficient development of the generation market or lack of effective competition in an electric utility's service area and ensuring against any undue competitive disadvantage between Ohio and regional customers of an electric utility or its affiliates. Recent news releases indicate an increased momentum in the Ohio General Assembly for legislation that would make major changes to Senate Bill 3 in 2005.

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The Ohio Senate held meetings during March 2005 in order to hear from all parties involved, as they develop a state-wide energy policy (natural gas and electric). The Senate heard and considered such issues as rolling back Senate Bill 3, pushing ahead with electric deregulation, and the need for rate based utility construction of new power plants in the state. In addition to the electric issues, the Senate also heard about natural gas issues. ESI participated and testified urging the Senate to move forward to implement a competitive environment.

-Michigan-

Under the current Electric Choice program in Michigan, ESI, through its Michigan subsidiary, has established itself as a significant supplier to the industrial and commercial markets. Recently, high wholesale energy prices, coupled with certain tariff changes granted to the regulated utilities in 2004, have significantly lowered the savings customers can obtain from contracting with non-utility suppliers. Because utility offerings are not priced at the current market, rising wholesale prices can make a competitive supply alternative less attractive to customers. Also, the tariff changes enable Michigan utilities to charge a fee to electric customers choosing non-utility suppliers in order to recover certain stranded costs. The high wholesale energy prices and tariff changes have caused a reduction in new business and renewals, decreasing contracted demand levels from a high of approximately 900 megawatts, to a current level of 530 megawatts.

During the first quarter of 2005, the status of Michigan's electric markets has been the subject of hearings in both the Senate and House Energy Committees. However, no new legislation has been proposed to date. The Senate bills that were introduced in 2004 contained provisions that would have substantially harmed the Electric Choice market and returned Michigan to a model of the regulated supply monopoly. If similar legislation is proposed and passed in 2005, it could diminish the benefits of competitive supply for Michigan business customers. The impact on ESI could range from maintaining Michigan business with little or no growth, to an inability to re-contract any business, leading to a possible decision by ESI to exit Michigan's electric market and redirect resources to more vibrant markets. It is not unreasonable to expect changes that will have some level of negative impact on ESI, but it would be unlikely that Michigan customers will lose all of the benefits of competition and revert back to a fully regulated monopoly supply. ESI is actively participating in the legislative and regulatory process in order to protect its interests in Michigan.

-Midwest Independent Transmission System Operator-

WPSC, UPPCO, and ESI are members of the Midwest Independent Transmission System Operator (MISO), which introduced its "Day 2" energy markets on April 1, 2005, when it began centrally dispatching wholesale electricity and transmission service throughout much of the Midwest. This market is intended to create a competitive market for wholesale electricity that better uses the transmission system to access low cost generation. The new market is based on a locational marginal pricing system, which is similar to that used by the successful PJM regional transmission organization. The pricing mechanism expands the existing market from a physical market to also include financial implications and is intended to send price signals to stakeholders where generation or transmission system expansion is needed. This methodology is consistent with and responsive to the FERC direction over the past four years to develop a standard competitive generation market. Based upon the early results of the transition, it does not appear that the new market will have a material impact on the financial results of WPS Resources. WPS Resources will continue to work closely with the MISO and the FERC to ensure that any issues are dealt with such that the impact continues to be minimal. WPSC has been granted approval by the PSCW to defer unanticipated costs related to the new market for its Wisconsin retail customers for recovery in future rates, and unanticipated costs related to WPSC's and UPPCO's Michigan and wholesale customers are also recoverable.

Although the market is running well so far, there are still market issues that must be resolved. MISO "Day 2" has the potential to significantly impact the cost of transmission for eastern Wisconsin and the Upper Peninsula of Michigan system, including WPSC and UPPCO, as well as our marketing affiliates in the MISO footprint, such as ESI. Under this market-based approach where there is abundant

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transmission capacity, overall costs should be less due to the ability to access cheaper generation from across the MISO footprint. For areas with a shortage of transmission capacity, such as Wisconsin and the Upper Peninsula of Michigan, costs could be higher due to the congestion and marginal losses components. Mechanisms have been deployed to offset these potential increased costs in the first five years of the "Day 2" market. If this system works appropriately, even in the short term with the current transmission congestion, the costs to ESI, excluding the Seams Elimination Charge Adjustment (discussed below), should be similar to the pre-"Day 2" market costs. Any incremental costs to WPSC and UPPCO would be recoverable from our customers under existing tariffs.

WPSC has established an energy market risk policy and a risk management plan to facilitate utilization of financial instruments for managing market risks associated with the "Day 2" energy market. WPSC has asked the PSCW to approve its risk management plan. The PSCW's approval of this plan will allow WPSC to pass the costs and benefits of several specific risk management strategies through the PSCW's fuel rule, deferral and escrow processes.

Seams Elimination Charge Adjustment

ESI has identified an issue that could create financial exposure through March 2006. Through a series of orders issued by FERC, Regional Through and Out Rates for transmission service between the MISO and the PJM Interconnection have been eliminated effective December 1, 2004. The FERC ordered a transitional pricing mechanism called the Seams Elimination Charge Adjustment (SECA) to be put into place on December 1, 2004, through March 31, 2006, which would be paid by load serving entities. The purpose of the SECA is to compensate transmission owners (during the 16-month transition period) for the revenue they would no longer receive due to the elimination of the Regional Through and Out Rates. Because ESI is a load serving entity, it will be billed for SECA charges based on its power imports during 2002 and 2003. Although actual SECA charges have only been calculated for the first 4 months of the 16-month period, total exposure for the 16-month transitional period is estimated to be approximately $13 million for Michigan and $2 million for Ohio.

On February 10, 2005, the FERC issued an order accepting compliance filings implementing the SECA effective December 1, 2004, subject to refund and surcharge, as appropriate, and setting the case in its entirety for a formal hearing. It is anticipated that the case could take a year or more to reach a final decision. In addition, matters related to the justness and reasonableness and other legal challenges to the SECA itself remain pending before FERC on hearing. It is not known when FERC will issue an order on these requests for hearing. ESI has actively participated in the SECA case since its beginning and believes its position has strong merits. On February 28, 2005, ESI filed a motion for a Partial Stay of the February 10, 2005, FERC order, proposing that SECA charges on its Michigan load be postponed until a FERC order approves a decision or settlement in the formal hearing proceeding. The FERC has not yet ruled on this motion. The application and legality of the SECA is being challenged by many other load serving entities, and ESI will continue to pursue all avenues to appeal and/or reduce the SECA obligations. In the interim, the exposure will be managed through customer charges and other available avenues, where feasible. Through existing contracts, ESI has the ability to pass a portion of the SECA charges on to customers and has begun to do so. However, doing so may hinder ESI's competitiveness in the marketplace.

The SECA is also an issue for WPSC and UPPCO, who have intervened in this docket since some of the current proposals could result in unjustifiable higher rates for customers. It is anticipated that most of the SECA charges incurred by WPSC and UPPCO will be recoverable in customer rates.

American Jobs Creation Act of 2004

On October 22, 2004, the President of the United States signed into law the American Jobs Creation Act of 2004 ("2004 Jobs Act"). The 2004 Jobs Act introduces a new tax deduction, the "United States production activities deduction." This domestic production provision allows as a deduction an amount equal to a specified percent of the lesser of the qualified production activities income of the taxpayer for the taxable year or taxable income for the taxable year. The deduction is phased in, providing a

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deduction of three percent of income through 2006, a six percent deduction through 2009, and a nine percent deduction after 2009. On December 21, 2004, the FASB issued staff position ("FSP") 109-1, effective the same day, on accounting for the effects of the domestic production deduction provisions. The FSP 109-1 said the deduction should be accounted for as a special deduction rather than a tax rate reduction. The FSP 109-1 also said the special deduction should be considered by an enterprise in measuring deferred taxes when graduated tax rates are a significant factor and also in assessing if a valuation allowance is necessary. On December 8, 2004, the PSCW issued an order authorizing WPSC to defer the revenue requirements impacts resulting from the 2004 Jobs Act. The Internal Revenue Service and Department of Treasury issued interim guidance on January 19, 2005, covering the implementation of the domestic production provision of the 2004 Jobs Act. WPSC has recorded the estimated tax impact of this deduction in its financial statements for the quarter ended March 31, 2005. However, pursuant to regulatory treatment, the majority of the tax benefits derived were deferred and will be passed on to customers in future rates.

Section 29 Federal Tax Credits

The Internal Revenue Code provides Section 29 tax credits as an incentive for taxpayers to produce fuels from alternate sources and reduce domestic dependence on imported oil. This incentive is not deemed necessary if the price of oil increases sufficiently to provide a natural market for these fuels. Therefore, the tax credit in a given year begins phasing out if the reference price of oil within that year exceeds a threshold price and is eliminated entirely if the reference price increases to a high enough level. The reference price of a barrel of oil is an estimate of the annual average wellhead price per barrel for domestic crude oil. The threshold price at which the credit begins to phase out was set in 1980 and is adjusted annually for inflation. For 2004, the reference price was $36.75, the threshold price was $51.35, and the credits would have been eliminated had the reference price exceeded $64.47.

Numerous events have recently increased domestic crude oil price, including concerns about terrorism, storm-related supply disruptions, and worldwide demand. Although we do not expect the amount of our 2005 Section 29 tax credits to be adversely affected by oil prices given the current forward price curve for crude oil, we cannot predict with any certainty the future price of a barrel of oil. Therefore, in order to manage exposure to the risk of an increase in oil prices that could reduce the amount of 2005, 2006, and 2007 Section 29 tax credits that could be recognized, PDI entered into a series of derivative contracts covering a specified number of barrels of oil. These derivatives were entered into in March and April 2005 and mitigate approximately 95%, 60%, and 40% of the Section 29 tax credit exposure in 2005, 2006, and 2007, respectively. The derivative contracts involve purchased and written call options that provide for net cash settlement at expiration based on the average New York Mercantile Exchange (NYMEX) trading price of oil in relation to the strike price of each option. Total premiums paid for the options were $17.9 million. The derivative contracts have not been designated as hedging instruments and, as a result, changes in the fair value of the options are recorded currently in earnings.

GUARANTEES AND OFF BALANCE SHEET ARRANGEMENTS - WPS RESOURCES

As part of normal business, WPS Resources and its subsidiaries enter into various guarantees providing financial or performance assurance to third parties on behalf of certain subsidiaries. These guarantees are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

The guarantees issued by WPS Resources include inter-company guarantees between parents and their subsidiaries, which are eliminated in consolidation, and guarantees of the subsidiaries' own performance. As such, these guarantees are excluded from the recognition, measurement, and disclosure requirements of FIN No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others."

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At March 31, 2005, and December 31, 2004, outstanding guarantees totaled $1,040.9 million and $977.9 million, respectively, as follows:
WPS Resources' Outstanding Guarantees (Millions)	March 31, 2005	December 31, 2004
Guarantees of subsidiary debt	$ 27.2	$ 27.2
Guarantees supporting commodity transactions of subsidiaries	920.0	863.9
Standby letters of credit	87.9	80.9
Surety bonds	0.6	0.6
Other guarantee	5.2	5.3
Total guarantees	$1,040.9	$977.9

WPS Resources' Outstanding Guarantees (Millions) Commitments Expiring	Total Amounts Committed At March 31, 2005	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years
Guarantees of subsidiary debt	$ 27.2	$ -	$ -	$ -	$27.2
Guarantees supporting commodity transactions of subsidiaries	920.0	773.6	110.1	-	36.3
Standby letters of credit	87.9	80.4	7.5	-	-
Surety bonds	0.6	0.6	-	-	-
Other guarantee	5.2	-	-	5.2	-
Total guarantees	$1,040.9	$854.6	$117.6	$5.2	$63.5

At March 31, 2005, WPS Resources had outstanding $27.2 million in corporate guarantees supporting indebtedness. Of that total, $27.0 million supports outstanding debt at one of PDI's subsidiaries. The underlying debt related to these guarantees is reflected on the consolidated balance sheet.

WPS Resources' Board of Directors has authorized management to issue corporate guarantees in the aggregate amount of up to $1.2 billion to support the business operations of ESI and PDI. WPS Resources primarily issues guarantees for indemnification obligations related to business purchase agreements and to counterparties in the wholesale electric and natural gas marketplace to provide counterparties the assurance that ESI and PDI will perform on their obligations and permit ESI and PDI to operate within these markets. The amount of guarantees actually issued by WPS Resources to support these business operations is dependent on the amount of the outstanding obligation that ESI and PDI has with the parties holding the guarantees at any point in time. At March 31, 2005, WPS Resources provided parental guarantees in the amount of $917.5 million, reflected in the above table, for ESI's and PDI's indemnification obligations including guarantees that received specific authorization from WPS Resources' Board of Directors outside the $1.2 billion authorized amount. At March 31, 2005, the actual amount of obligations to counterparties supported by WPS Resources' parental guarantees was $148.4 million.

Another $2.5 million of corporate guarantees support energy and transmission supply at UPPCO. In February 2005, WPS Resources' Board of Directors authorized management to issue corporate guarantees in the aggregate amount of up to $15.0 million to support the business operations of UPPCO. Corporate guarantees issued in the future under the Board authorized limit may or may not be reflected on WPS Resources' consolidated balance sheet, depending on the nature of the guarantee.

At WPS Resources' request, financial institutions have issued $87.9 million in standby letters of credit for the benefit of third parties that have extended credit to certain subsidiaries. If a subsidiary does not pay

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amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will request payment from WPS Resources. Any amounts owed by our subsidiaries are reflected in the consolidated balance sheet.

At March 31, 2005, WPS Resources furnished $0.6 million of surety bonds for various reasons including worker compensation coverage and obtaining various licenses, permits, and rights-of-way. Liabilities incurred as a result of activities covered by surety bonds are included in the consolidated balance sheet.

The other guarantee of $5.2 million listed in the above table was issued by WPSC to indemnify a third party for exposures related to the construction of utility assets. This amount is not reflected on the consolidated balance sheet.

WPS Resources guarantees the potential retrospective premiums that could be addressed under WPS Resources' nuclear insurance program.

MARKET PRICE RISK MANAGEMENT ACTIVITIES - WPS RESOURCES

Market price risk management activities include the electric and natural gas marketing and related risk management activities of ESI. ESI's marketing and trading operations manage power and natural gas procurement as an integrated portfolio with its retail and wholesale sales commitments. Derivative instruments are utilized in these operations. ESI measures the fair value of derivative instruments (including NYMEX exchange and over-the-counter contracts, natural gas options, natural gas and electric power physical fixed price contracts, basis contracts, and related financial instruments) on a mark-to-market basis. The fair value of derivatives is shown as "assets or liabilities from risk management activities" in the consolidated balance sheets.

The offsetting entry to assets or liabilities from risk management activities is to other comprehensive income or earnings, depending on the use of the derivative, how it is designated, and if it qualifies for hedge accounting. The fair values of derivative instruments are adjusted each reporting period using various market sources and risk management systems. The primary input for natural gas pricing is the settled forward price curve of the NYMEX exchange, which includes contracts and options. Basis pricing is derived from published indices and documented broker quotes. ESI bases electric prices on published indices and documented broker quotes. The following table provides an assessment of the factors impacting the change in the net value of ESI's assets and liabilities from risk management activities for the three months ended March 31, 2005.
ESI Mark-to-Market Roll Forward (Millions)	Natural Gas	Electric	Total

Fair value of contracts at December 31, 2004	$31.6	$13.7	$45.3
Less - contracts realized or settled during period	14.6	1.6	16.2
Plus - changes in fair value of contracts in existence at March 31, 2005	(20.8)	(0.3)	(21.1)
Fair value of contracts at March 31, 2005	$ (3.8)	$11.8	$ 8.0

The fair value of contracts at December 31, 2004, and March 31, 2005, reflects the values reported on the balance sheet for net mark-to-market current and long-term risk management assets and liabilities as of those dates. Contracts realized or settled during the period includes the value of contracts in existence at December 31, 2004, that were no longer included in the net mark-to-market assets as of March 31, 2005, along with the amortization of those derivatives later designated as normal purchases and sales under SFAS No. 133. Changes in fair value of existing contracts include unrealized gains and losses on contracts that existed at December 31, 2004, and contracts that were entered into subsequent to December 31, 2004, which are included in ESI's portfolio at March 31, 2005. There were, in many cases, offsetting positions entered into and settled during the period resulting in gains or losses being realized during the current period. The realized gains or losses from these offsetting positions are not reflected in the table above.

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Market quotes are more readily available for short duration contracts. The table below shows the sources of fair value and maturity of ESI's risk management instruments.
ESI Risk Management Contract Aging at Fair Value As of March 31, 2005 Source of Fair Value (Millions)	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Maturity in Excess of 5 Years	Total Fair Value
Prices actively quoted	$(7.8)	$2.2	$ -	$ -	$(5.6)
Prices provided by external sources	6.4	5.4	-	-	11.8
Prices based on models and other valuation methods	1.7	0.1	-	-	1.8
Total fair value	$ 0.3	$7.7	$ -	$ -	$ 8.0

We derive the pricing for most contracts in the above table from active quotes or external sources. "Prices actively quoted" includes NYMEX contracts and basis swaps. "Prices provided by external sources" includes electric and natural gas contract positions for which pricing information is obtained primarily through broker quotes. "Prices based on models and other valuation methods" includes electric contracts for which reliable external pricing information does not exist.

ESI employs a variety of physical and financial instruments offered in the marketplace to limit risk exposure associated with fluctuating commodity prices and volumes, enhance value, and minimize cash flow volatility. However, the application of SFAS No. 133 and its related hedge accounting rules causes ESI to experience earnings volatility associated with electric and natural gas operations. While risks associated with power generating capacity and power and natural gas sales are economically hedged, certain transactions do not meet the definition of a derivative nor qualify for hedge accounting under generally accepted accounting principles. Consequently, gains and losses from these contracts may not match with the related physical and financial hedging instruments in some reporting periods. The result can cause volatility in ESI's reported period-by-period earnings; however, the financial impact of this timing difference will reverse at the time of physical delivery and/or settlement. The accounting treatment does not impact the underlying cash flows or economics of these transactions. In addition, the natural gas storage cycle can cause earnings volatility. See Results of Operations - Overview of Nonregulated Operations - ESI's Segment Operations for information regarding the natural gas storage cycle.

CRITICAL ACCOUNTING POLICIES - WPS RESOURCES

In accordance with the rules proposed by the SEC in May 2002, we reviewed our critical accounting policies for new critical accounting estimates and other significant changes. We found that the disclosures made in our Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2004, included in this Current Report on Form 8-K are still current and that there have been no significant changes.

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